As filed with the Securities and Exchange Commission on June 9, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO-I

(Rule 13e-4)

(Amendment No. 1)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

QUEST SOFTWARE, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Shares of Common Stock, No Par Value

(Title of Class of Securities)

74834T103

(CUSIP Number of Class of Securities of Underlying Common Stock)

J. Michael Vaughn

Vice President and General Counsel

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, California 92656

(949) 754-8000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

Nancy H. Wojtas, Esq.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

(650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$3,025,180	$118.89

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase an aggregate of 766,026 shares of common stock of Quest Software, Inc. having an aggregate value of $3,025,180 as of May 30, 2008 will be amended or replaced pursuant to this offer, which may not occur. The aggregate value of such options was calculated based on the Black-Scholes option pricing model as of May 30, 2008.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, is based on a rate equal to $39.30 per $1,000,000 of transaction valuation. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee, and should not be used or relied upon for any other purpose.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: $118.89	Filing Party: Quest Software, Inc.
Form or Registration No.: Schedule TO-I	Date Filed: June 2, 2008

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

SCHEDULE TO

(Amendment No. 1)

CUSIP No. 74834T103

Explanatory Note

This Amendment No. 1 to Schedule TO amends and supplements the tender offer statement on Schedule TO filed by Quest Software, Inc. (the “Company”) with the Securities and Exchange Commission on June 2, 2008, in connection with the Company’s offer to amend and, if applicable, replace, certain outstanding options to purchase common stock granted under the Company’s 1999 Stock Incentive Plan or 2001 Stock Incentive Plan, upon the terms and conditions set forth in the Offer to Amend or Replace Eligible Options and the accompanying Election Form and other exhibits thereto (collectively, the “Offer Documents”). The information in the Offer Documents, including all exhibits thereto, is hereby expressly incorporated into this Amendment No. 1 by reference to all of the applicable items in Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein. This Amendment No. 1 is filed solely to amend the information provided in the Schedule TO under “Item 12 Exhibits.” and file Exhibits 99.(a)(1)(S), 99.(a)(1)(T), and 99.(a)(1)(U).

ITEM 12.	EXHIBITS.

Exhibit Number	Description

99.(a)(1)(A)†	Offer to Amend or Replace Eligible Options.

99.(a)(1)(B)*	Memorandum, dated December 31, 2007, from Quest Software Stock Administration to Quest Software employees.

99.(a)(1)(C)†	Form of Commencement Notice.

99.(a)(1)(D)†	Form of Election Form.

99.(a)(1)(E)†	Form of Election Confirmation Statement.

99.(a)(1)(F)†	Form of Final Election Confirmation Statement: Accepted Offer.

99.(a)(1)(G)†	Form of Final Election Confirmation Statement: Rejected Offer.

99.(a)(1)(H)†	Form of Election Reminder Notice.

99.(a)(1)(I)†	Form of Amended Grant Notice

99.(a)(1)(J)†	Form of Amended Grant Notice—Cancelled.

99.(a)(1)(K)†	Form of Option Agreement.

99.(a)(1)(L)†	Form of New Grant Notice.

99.(a)(1)(M)	Quest Software, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 25, 2008, and incorporated herein by reference.

99.(a)(1)(N)	Quest Software, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008, and incorporated herein by reference.

99.(a)(1)(O)†	Form of email containing personalized Election Form.

99.(a)(1)(P)**	Form of email distributed to certain Quest U.S. employees on January 4, 2008.

99.(a)(1)(Q)**	Form of email distributed to certain Quest Non-U.S. employees on January 4, 2008.

99.(a)(1)(R)**	Form of email distributed to Quest managers on January 4, 2008.

99.(a)(1)(S)	Form of email notice—Informational Sessions on Terms of Tender Offer.

99.(a)(1)(T)	Informational Slide Presentation, presented to U.S. employees of Quest Software.

99.(a)(1)(U)	Informational Slide Presentation, presented to Canadian employees of Quest Software.

99.(b)	Not applicable.

99.(d)(1)(A)	Quest Software, Inc. 1999 Stock Incentive Plan, as amended, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008, and incorporated herein by reference.

99.(d)(1)(B)	Quest Software, Inc. 2001 Stock Incentive Plan, as amended, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008, and incorporated herein by reference.

99.(d)(1)(C)	Reference is made to Exhibit 99.(a)(1)(I).

99.(d)(1)(D)	Reference is made to Exhibit 99.(a)(1)(J).

99.(d)(1)(E)	Reference is made to Exhibit 99.(a)(1)(K).

99.(d)(1)(F)	Reference is made to Exhibit 99.(a)(1)(L).

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on December 31, 2007, and incorporated herein by reference.

**	Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on January 4, 2008, and incorporated herein by reference.

†	Previously filed with the Schedule TO, filed with the Securities and Exchange Commission on June 2, 2008, and incorporated by reference herein.

SCHEDULE TO

(Amendment No. 1)

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2008.

QUEST SOFTWARE, INC.

By:	/s/ Scott J. Davidson
Scott J. Davidson, Senior Vice President and Chief Financial Officer

SCHEDULE TO

INDEX OF EXHIBITS

Exhibit Number	Description

99.(a)(1)(A)†	Offer to Amend or Replace Eligible Options.

99.(a)(1)(B)*	Memorandum, dated December 31, 2007, from Quest Software Stock Administration to Quest Software employees.

99.(a)(1)(C)†	Form of Commencement Notice.

99.(a)(1)(D)†	Form of Election Form.

99.(a)(1)(E)†	Form of Election Confirmation Statement.

99.(a)(1)(F)†	Form of Final Election Confirmation Statement: Accepted Offer.

99.(a)(1)(G)†	Form of Final Election Confirmation Statement: Rejected Offer.

99.(a)(1)(H)†	Form of Election Reminder Notice.

99.(a)(1)(I)†	Form of Amended Grant Notice

99.(a)(1)(J)†	Form of Amended Grant Notice—Cancelled.

99.(a)(1)(K)†	Form of Option Agreement.

99.(a)(1)(L)†	Form of New Grant Notice.

99.(a)(1)(M)	Quest Software, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 25, 2008, and incorporated herein by reference.

99.(a)(1)(N)	Quest Software, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008, and incorporated herein by reference.

99.(a)(1)(O)†	Form of email containing personalized Election Form.

99.(a)(1)(P)**	Form of email distributed to certain Quest U.S. employees on January 4, 2008.

99.(a)(1)(Q)**	Form of email distributed to certain Quest Non-U.S. employees on January 4, 2008.

99.(a)(1)(R)**	Form of email distributed to Quest managers on January 4, 2008.

99.(a)(1)(S)	Form of email notice—Informational Sessions on Terms of Tender Offer.

99.(a)(1)(T)	Informational Slide Presentation, presented to U.S. employees of Quest Software.

99.(a)(1)(U)	Informational Slide Presentation, presented to Canadian employees of Quest Software.

99.(b)	Not applicable.

99.(d)(1)(A)	Quest Software, Inc. 1999 Stock Incentive Plan, as amended, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008, and incorporated herein by reference.

99.(d)(1)(B)	Quest Software, Inc. 2001 Stock Incentive Plan, as amended, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008, and incorporated herein by reference.

99.(d)(1)(C)	Reference is made to Exhibit 99.(a)(1)(I).

99.(d)(1)(D)	Reference is made to Exhibit 99.(a)(1)(J).

99.(d)(1)(E)	Reference is made to Exhibit 99.(a)(1)(K).

99.(d)(1)(F)	Reference is made to Exhibit 99.(a)(1)(L).

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on December 31, 2007, and incorporated herein by reference.

**	Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on January 4, 2008, and incorporated herein by reference.

†	Previously filed with the Schedule TO, filed with the Securities and Exchange Commission on June 2, 2008, and incorporated by reference herein.